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                                                          EXHIBIT 23.2
                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FirstSouth Bank


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement as filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation. Our report refers to the fact that on January 1, 1994, FirstSouth Bank changed its method of accounting for securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



                                                  KPMG Peat Marwick LLP

Greensboro, North Carolina
September 4, 1996